Exhibit 10.1
EXAGEN INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Exagen Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company. Eligible Directors will include members of the Board who are designated by or affiliated with H.I.G. Capital, LLC (the “Affiliated Directors”).
This Program shall become effective on July 15, 2025 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.
1.Cash Compensation.
a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i)    Chairman of the Board. An Eligible Director serving as Chairman of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service.
(ii)    Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $12,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.
(iii)    Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.
(iv)     Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $9,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.
c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable. With respect to each Affiliated Director, any such annual cash retainers shall, when payable, be paid to H.I.G. Capital, LLC.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted 7,500 Restricted Stock Units (“RSU”) of the Company’s common stock (the “Initial Equity Award”). The Initial Equity Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest as to 1/4th of the total number of shares on the one-year anniversary of the grant date and as to 1/4th of the total number of shares on each of the second, third and fourth anniversaries of the grant date thereafter, so that the RSU grant is fully vested on the fourth anniversary of the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.
c.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2026 shall be granted, on such Annual Meeting date, an option to purchase 9,000 shares of the Company’s common stock except for an Eligible Director serving as Chairman of the Board, who shall be granted an option to purchase 13,500 shares of the Company’s common stock (an “Annual Award” and together with the Initial Equity Award, the “Director Equity Awards”). Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date. No Eligible Director shall be entitled to receive the Initial Equity Award and the Annual Award in the same calendar year. In such instance, an Eligible Director shall receive the Initial Equity Award only.

d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control to the extent outstanding at such time.
e.Post-Termination Exercise Period. Except as may otherwise be provided in the applicable award agreement, any portion of a Director Equity Award other than the Initial Equity Award, which vests and becomes exercisable will remain vested and exercisable until the earlier of the maximum term of the option and the one-year anniversary of the Eligible Director’s Termination of Service, unless such Termination of Service is for Cause.
3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
*****
3